Exhibit 22.1

Subsidiary Issuer of Guaranteed Debt Securities

The following subsidiary of GXO Logistics, Inc. may issue debt securities guaranteed by GXO Logistics, Inc. under an indenture, a form of which is attached hereto as Exhibit 4.2, among GXO Logistics Capital B.V., as issuer, GXO Logistics, Inc., as guarantor and Computershare Trust Company, N.A., as trustee:

GXO Logistics Capital B.V.